UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
First Franklin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 14, 2010
The Annual Meeting of Stockholders (the “Meeting”) of First Franklin Corporation (“we,” “us” or the “Company”), the holding company for The Franklin Savings and Loan Company, will be held at the Company’s corporate offices located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on June 14, 2010, at 3:00 p.m. local time.
The Meeting is for the following purposes, all of which are described in the accompanying Proxy Statement:
1.	The election of two directors;
2.	The ratification of the selection of Clark, Schaefer, Hackett & Co. as our independent registered public accounting firm for the 2010 fiscal year;
3.	To consider a stockholder proposal, as described in the accompanying Proxy Statement; and
4.	Such other matters as may properly come before the Meeting or any adjournments thereof.
Action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned.
Only our stockholders of record at the close of business on April 20, 2010, are entitled to notice of, and to vote at, the Meeting and any adjournments. You may cast your vote for the Meeting by signing, dating, and submitting the enclosed BLUE proxy card in the postage paid envelope. Your proxy will not be used if you submit a written revocation or a later-dated proxy or telephonic or Internet vote before the commencement of voting at the Meeting or if you attend the Meeting and vote in person.

Cincinnati, Ohio	By Order of the Board of Directors
April 20, 2010
/s/ John J. Kuntz

John J. Kuntz
Chairman, President and Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2010
The Proxy Statement, This Proxy Statement, our Form 10-K for the year ended December 31, 2009, the 2009 Annual Report to Stockholders are available, and any additional or supplementary proxy or solicitation materials will be made available, at http://www.edocumentview.com/FFHS.

4750 ASHWOOD DRIVE
CINCINNATI, OHIO 45241
(513) 469-5352
PROXY STATEMENT
Annual Meeting of Stockholders
June 14, 2010
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Franklin Corporation (the “Company,” “First Franklin,” “we” or “us”) of proxies to be used at our 2010 Annual Meeting of Stockholders (the “Meeting”) and all adjournments of the Meeting. We will hold the Meeting at our corporate offices located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, on June 14, 2010, at 3:00 p.m. local time. To obtain directions to the Meeting, please contact our Secretary, Gretchen J. Schmidt, at (513) 469-8000. On or about April 22, 2010, we began mailing to our stockholders of record our Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2009 Annual Report to Stockholders.
Proxies
The shares represented by proxies received by our Board of Directors (the “Board”) will be voted at the Meeting and at all adjournments. Each properly executed proxy or Internet or telephone vote received by our Board and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions from the stockholder to the contrary, will be voted:

FOR	the re-election of John J. Kuntz and Thomas H. Siemers as directors of the Company for terms expiring in 2013;

FOR	the ratification of the selection of Clark, Schaefer, Hackett & Co. (“Clark Schaefer”) as our independent registered public accounting firm for the 2010 fiscal year; and
If you do not instruct the Board how you wish your shares to be voted on the stockholder proposal regarding declassification of the Board, your shares will not be voted on that proposal.
Voting Rights
Only stockholders of record as of the close of business on April 20, 2010, are entitled to notice of, and to vote at, the Meeting. Each stockholder is entitled to one vote for each share held on April 20, 2010. As of that date, we had 1,685,684 shares of our common stock issued and outstanding. Our stockholders are not permitted to cumulate votes in the election of directors.
Internet Availability of Proxy Materials
This Proxy Statement, our Form 10-K for the year ended December 31, 2009, our 2009 Annual Report to Stockholders are available, and any additional or supplementary proxy or solicitation materials will be made available, http://www.edocumentview.com/FFHS.
For “street-name” and other beneficial owners, a notice directing you to a website where you will find our proxy materials has been sent to you by your bank, broker or other nominee who is considered the record holder of your shares. Your broker, bank or other nominee has also provided instructions to you on how you may request paper or email copies of our proxy materials.

VOTING AT THE MEETING
Vote Required and Quorum
A majority of our issued and outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the Meeting. The following proposals must receive the corresponding vote to be adopted:

Proposal	Required Vote
1. Election of two directors	The nominees receiving the greatest number of votes will be elected.
2. Ratification of the selection of Clark Schaefer as our independent registered public accounting firm for the 2010 fiscal year	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote.
3. Stockholder proposal described in this Proxy Statement regarding declassification of the Board.	The affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote.
Broker Non-Votes; Counting of Votes
If your shares are held in street name and you do not provide voting instructions to your broker, bank or other record holder, brokerage firms have the authority, under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and other self-regulatory organizations of which they are members, to vote your shares in their discretion on certain routine matters. The election of directors and the stockholder proposal are not considered routine. The ratification of auditors is normally considered routine, although it may cease to be considered routine in the event of a proxy contest at the Meeting. Proxies signed and submitted by brokerage firms which have not been voted are referred to as “broker non-votes.” Broker non-votes, abstentions, and proxies as to which the authority to vote is withheld are counted toward the establishment of a quorum.
Because a plurality of the votes cast is required for the election of directors, abstentions, broker non-votes and withheld votes do not have any impact on the election of directors. However, the affirmative vote of a majority of the shares present at the meeting and entitled to vote is required to ratify the selection of Clark Schaefer and to approve the stockholder proposal. Abstentions will have the effect of votes against these proposals. Broker non-votes, however, are not deemed to be “entitled to vote” and will not be included in the voting results on the ratification of the selection of Clark Schaefer or on the approval of the stockholder proposal.
Proxy Solicitation Costs
We may solicit proxies by mail, telephone, Internet, advertisement, electronic mail, facsimile, other electronic methods and by personal contact. We will pay the costs of preparing, assembling, and mailing our proxy materials, and we will pay all other costs incurred in the solicitation of proxies by our Board, other than electronic access, Internet or phone charges that may be incurred by stockholders. We will also pay the charges and expenses of brokerage houses, voting trustees, banks and other nominees, custodians and fiduciaries who are record holders of our stock not beneficially owned by them for forwarding our proxy materials to, and obtaining proxies from, the beneficial owners.

In addition, we have hired Georgeson Inc. (“Georgeson”), a proxy solicitation firm, to assist with the solicitation of proxies on behalf of the Board. For their services, we will pay Georgeson a $10,000 retainer, $5,000 in the event of a proxy contest in the election of directors and an additional $10,000 if the Board’s nominees are elected in a contested election. We will also reimburse Georgeson for its out-of-pocket expenses incurred in the solicitation of proxies.
How to Vote
If you complete, date, sign and return the enclosed BLUE proxy card, your shares will be voted as you direct. If you are a stockholder of record and attend the Meeting, you may vote in person at the Meeting or deliver your completed BLUE proxy card in person. Proxies solicited will be used only at the Meeting.
Alternatively, you may vote by phone by using the control number identified on the enclosed BLUE proxy card, or vote electronically over the Internet in accordance with the instructions on the enclosed BLUE proxy card. The deadline for transmitting voting instructions electronically over the Internet or telephonically is 11:59 p.m., Eastern Daylight Savings Time, on June 13, 2010. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.
Beneficial or street name holders may instruct the broker, bank or other holder of record how to vote their shares by following the directions provided by the holder of record. If you are a beneficial holder, please contact your broker, bank or other holder of record to determine the means by which you can direct voting and the applicable deadlines. Please contact your broker or account representative and tell them to vote on the BLUE proxy card for the Board’s nominees. Additionally, if you are a beneficial holder and wish to vote in person at the Meeting, you will need to obtain a completed proxy from the record holder of the shares.
If you submit a proxy to the Board but do not specify how it should be voted (other than broker non-votes), it will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. The Board recommends that you vote FOR the re-election of the director nominees and FOR the ratification of the selection of Clark Schaefer. The Board is making no voting recommendation on the stockholder proposal regarding declassification of the Board, and if you do not instruct in your proxy how you wish your shares to be voted on the stockholder proposal, your shares will not be voted on that proposal.
You may have received a communication from Lenox Wealth Management, Inc., asking you to return their white proxy card. We urge you to not sign and return the white proxy card. Please return the enclosed BLUE proxy card and do not return the card from Lenox. If you have already returned the Lenox card you may change your vote by promptly signing, dating and returning the enclosed BLUE proxy card or voting by telephone or internet using the instructions on the BLUE proxy card. Only the latest dated proxy card or vote you submit will be counted.
If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to Georgeson in the self-addressed, stamped envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed BLUE proxy card in the self-addressed, stamped envelope provided. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor at the following:

199 Water Street, 26th Floor
New York, NY 10038
Shareholders Call Toll-Free (866) 391-7004

IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD TO LENOX, WE URGE YOU TO CHANGE YOUR VOTE, RETURN THE ENCLOSED BLUE PROXY CARD AND SUPPORT THE BOARD’S NOMINEES.
You can change your vote at any time before your proxy is voted at the Meeting. If you are the record holder of the shares, you can do this in any one of the following three ways:
•	send a written statement that you would like to revoke your proxy, which we must receive prior to the Meeting; or
•	send a newly signed and later-dated proxy card, which must be received prior to the Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m. on June 13, 2010; or
•	attend the Meeting and revoke your proxy in person prior to the start of voting at the Meeting or vote in person at the Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephonic vote). If you are a record holder of the shares and wish to vote those shares in person at the Meeting, please bring the enclosed BLUE proxy card or proof of identification. If you are a beneficial owner and you wish to attend the Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Meeting.
If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee, and you should review the instructions provided by your broker or nominee to determine the procedures you must follow.
OWNERSHIP OF COMPANY STOCK
The following table contains share ownership information as of April 20, 2010, for (i) each of our directors, (ii) each individual named in the Summary Compensation Table under the heading “Executive Compensation,” (iii) each other executive officer of the Company, (iv) each director of the Franklin Savings and Loan Company (“Franklin”) who is not also a director of the Company and (v) all directors and officers of the Company and Franklin, as a group.

Name (1)	Shares Beneficially Owned (2)		Percent of Class (3)
Richard H. Finan	81,674	(4)	4.84
John J. Kuntz	7,150	(5)	0.42
Gretchen J. Schmidt	83,913	(6)	4.93
Thomas H. Siemers	410,870	(7)	24.37
Mary W. Sullivan	6,375	(8)	0.38
Daniel T. Voelpel	68,960	(9)	4.06
John L. Nolting	4,750	(10)	0.28
J. Craig Rambo	600		0.04
Steven R. Sutermeister	2,460		0.15
Barry M. Windholtz	150		0.01
Lawrence J. Spitzmueller	16,322	(11)	0.92
Gregory W. Meyers	6,180	(12)	0.37
All directors and executive officers of the Company and Franklin as a group (12 persons)	688,654	(13)	39.77

(1)	Each of the persons listed in this table may be contacted at the Company’s address at 4750 Ashwood Drive, Cincinnati, Ohio 45241.

(2)	Unless otherwise indicated by footnote, the individual has sole voting and investment power for all shares reported as beneficially owned.

(3)	Based on 1,685,684 shares outstanding, plus the number of vested stock options held by the person or group.

(4)	Includes 1,500 shares that may be acquired upon the exercise of stock options and 37,500 shares owned by Mr. Finan’s spouse.

(5)	Includes 750 shares that may be acquired upon the exercise of stock options.

(6)	Includes 15,750 shares that may be acquired upon the exercise of stock options, 22,222 shares allocated to Ms. Schmidt’s account in The Franklin Savings and Loan Company Employee Stock Ownership Plan (the “ESOP”) and 1,350 owned by Ms. Schmidt’s children.

(7)	Includes 41,885 shares allocated to Mr. Siemers’ ESOP account as to which he has sole voting and investment power, 33,656 shares owned by Mr. Siemer’s spouse and 172,666 shares owned by the ESOP and allocated to the accounts of participants other than Mr. Siemers as to which Mr. Siemers is deemed to share investment power as the ESOP Trustee.

(8)	Includes 3,000 shares that may be acquired upon the exercise of stock options and 1,500 shares owned jointly with Ms. Sullivan’s spouse.

(9)	Includes 12,750 shares that may be acquired upon the exercise of stock options, 33,764 shares allocated to Mr. Voelpel’s ESOP account and 19,020 held jointly with Mr. Voelpel’s spouse.

(10)	Includes 3,000 shares that may be acquired upon the exercise of stock options.

(11)	Includes 7.850 shares that may be acquired upon the exercise of stock options and 7,002 shares allocated to Mr. Spitzmueller’s ESOP account.

(12)	Includes 2,250 shares that may be acquired upon the exercise of stock options and 1,929 shares allocated to Mr. Meyers’ ESOP account.

(13)	Includes shares held directly, shares allocated to executive officers’ accounts in the ESOP, shares that may be acquired upon the exercise of stock options and shares held by certain family members over which the specified persons effectively exercise sole or shared voting and investment power. Also includes the shares that may be deemed to be beneficially owned by Mr. Siemers as Trustee of the ESOP. Shares owned by the ESOP are counted only once in calculating the total number of shares held by Mr. Siemers and the other directors and executive officers as a group.

The following table contains share ownership information as of April 20, 2010, regarding those persons or entities known by us to beneficially own five percent or more of our outstanding shares:

Name and Address	Shares Beneficially Owned	Percent of Class
Thomas H. Siemers (1)	410,870	24.37
4750 Ashwood Drive Cincinnati, Ohio 45241

The Franklin Savings and Loan Company	214,551	12.73
Employee Stock Ownership Plan (2) 4750 Ashwood Drive Cincinnati, Ohio 45241

Lenox Wealth Management, Inc. (3)	167,265	9.95
8044 Montgomery Road, Suite 480 Cincinnati, OH 45236

(1)	See footnote (7) in the preceding table.

(2)	All shares held by the ESOP are also included as shares deemed to be beneficially owned by Mr. Siemers as Trustee of the ESOP.

(3)	Based upon information contained in a Schedule 13D filed by Lenox Wealth Management, Inc. with the Securities and Exchange Commission on May 18, 2009, and amended on June 26, 2009, October 7, 2009, November 12, 2009, December 8, 2009, February 16, 2010, February 24, 2010, March 26, 2010, April 5, 2010, April 13, 2010, April 15, 2010 and April 19, 2010. According to the Schedule 13D, as amended, Lenox Wealth Management, Inc. reported sole voting power and sole dispositive power over 167,265 shares.
PROPOSAL ONE — ELECTION OF DIRECTORS
Nominees for Election and Incumbent Directors
Our Board is divided into three classes, and directors in each class are elected to serve for three-year terms and until their respective successors are duly elected and qualified. Pursuant to the Nominating Committee’s recommendation, the Board proposes the re-election of the following nominees to serve as directors of the Company until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified:

		Positions held
Name and Business		with the Company and	Director of the
Address	Age (1)	Principal Occupation	Company/Franklin Since	Term to Expire
John J. Kuntz 4750 Ashwood Drive Cincinnati, Ohio 45241	57	President, Chief Executive Officer, Chairman and Director of the Company	2006/2003	2013

Thomas H. Siemers 4750 Ashwood Drive Cincinnati, Ohio 45241	76	Director Special Advisor to Franklin’s Board of Directors	1987/1953	2013

(1)	As of March 25, 2010.
John J. Kuntz was hired effective April 1, 2010, as the Chairman, President and Chief Executive Officer of the Company and Chairman of Franklin. Mr. Kuntz was President and Chief Executive Officer of Intrieve, Incorporated, a data processing service provider located in Cincinnati, Ohio, from 2000 until Intrieve’s acquisition by Harland Financial Solutions, Inc. in April 2005. Prior to his appointment as President and Chief Executive Officer of Intrieve, Mr. Kuntz had held various positions with Intrieve since his employment there began in 1983. From April 2005 to April 1, 2010, Mr. Kuntz was the President and Chief Executive Officer of Butler Consulting Enterprises, LLC, a managerial and advisory firm located in Cincinnati, Ohio. Mr. Kuntz has been and continues to be a private investor in numerous beginning stage companies. Mr. Kuntz also is a member of the Board of Trustees of Goshen Township, Ohio and serves on the advisory board of the Xavier University Williams College of Business. Mr. Kuntz is a Certified Public Accountant (inactive).

The Nominating Committee and the Board believe that the attributes, skills and qualifications Mr. Kuntz has developed through his education and experiences in the banking, accounting and financial services industries, including his service and president and chief executive officer of a financial services data processing company, as well as his significant leadership positions with the Company, allow him to provide continued business and leadership insight to the Board.
Thomas H. Siemers is presently Special Advisor to Franklin’s board. Mr. Siemers is the former President and Chief Executive Officer of the Company, positions he held from the Company’s formation until his retirement in March 2010. Mr. Siemers has been a director of Franklin since 1953, served as President and Chief Executive Officer of Franklin from 1968 until July 2006, and as Chairman from July 2006 until March 2010. Mr. Siemers also served as a director of the Federal Home Loan Bank of Cincinnati from 1978 to 1983, as the Chairman of the Ohio Savings and Loan League in 1981 and 1982 and served on the Executive Committee of the U.S. League of Savings Institutions from 1982 to 1985. Mr. Siemers has both a Bachelor of Arts in Business Administration and a Masters of Business Administration from Xavier University. Mr. Siemers is the father of Ms. Schmidt, the Secretary and Treasurer of the Company and the President, Chief Executive Officer and Vice Chairman of Franklin. Mr. Siemers is also involved in numerous community and charitable organizations, some of which include serving as a board member of Mercy Neighborhood Ministries, Inc., the Purcell Marian High School Foundation Committee, the Sisters of Notre Dame De Namur Development Advisory Board and the Xavier Musketeer Club and is a member of the President’s Advisory Council of Xavier University.
Mr. Siemers has held leadership positions within Franklin for over 50 years and with the Company since its formation and is Franklin’s longest serving director. The Nominating Committee and the Board believe that the attributes, skills and qualifications Mr. Siemers has developed through his extensive leadership experience as an executive officer and director of the Company and Franklin, as well as his knowledge of the southwest Ohio business market, allow him to provide continued leadership and regional business expertise to the Company.
Your Board of Directors recommends that you vote FOR the re-election of both Mr. Kuntz and Mr. Siemers by returning the BLUE proxy card or by voting for them via the Internet or by telephone using the instructions on the BLUE proxy card.
If either Mr. Kuntz or Mr. Siemers is unable to serve, the shares represented by all valid proxies given to the Board will be voted for the election of the substitute nominee(s), if any, recommended by the Board. At this time, we know of no reason why either Mr. Kuntz or Mr. Siemers might be unable or unwilling to serve if elected. There are no arrangements or understandings between Mr. Kuntz and/or Mr. Siemers and any other person pursuant to which he was selected as a nominee.
In March 2010, John L. Nolting retired from our Board. Mr. Nolting had served as a director of the Company since its formation in 1987 and the Company thanks him for his long service on the Board. Mr. Nolting remains a director of Franklin. The Nominating Committee and our Chief Executive Officer recommended that Steven R. Sutermeister, a director of Franklin, be appointed fill the vacancy created by Mr. Nolting’s retirement in the class of directors whose terms expire in 2011. The Board voted unanimously to appoint Mr. Sutermeister to the Board in March 2010.

The following directors will continue to serve after the Meeting for the terms set forth opposite their names:

		Positions held
Name and Business		with the Company and	Director of the
Address	Age (1)	Principal Occupation	Company/Franklin Since	Term to Expire
Steven R. Sutermeister 7433 Pinehurst Drive Cincinnati, Ohio 45244	56	Director President, Vadar Capital LLC, Cincinnati, Ohio	2010/2009	2011

Richard H. Finan 1100 Fifth Third Center 21 East State Street Columbus, Ohio 43215	75	Director Attorney, Calfee, Halter and Griswold LLP, attorneys, Columbus, Ohio	1987/1968	2012

Mary W. Sullivan 201 E. Fifth Street Suite 900 Cincinnati, Ohio 45202	53	Director Attorney, Peck, Shaffer & Williams LLP, attorneys, Cincinnati, Ohio	2003/1996	2012

(1)	As of March 25, 2010.
Steven R. Sutermeister currently is President of Vadar Capital LLC, an investment firm located in Cincinnati, Ohio. From 1999 to 2008, Mr. Sutermeister served as Senior Vice President of The Union Central Life Insurance Company and President of Summit Investment Partners, Inc., a wholly-owned investment advisory subsidiary of Union Central, both of which are located in Cincinnati, Ohio. During his time with Union Central, Mr. Sutermeister also served as a director and Chairman of Summit Mutual Funds. Mr. Sutermeister has a Masters of Business Administration from the Kellogg School of Management at Northwestern University. Mr. Sutermeister has served as a director of Franklin since November 2009, and is involved in numerous charitable activities, including serving on the Board and Finance Committee of the Cincinnati Arts Association and on the Investment Committee of the United Way of Greater Cincinnati.
The Board believes that the attributes, skills and qualifications Mr. Sutermeister has developed through his leadership experiences in insurance and financial services industry, as well as his business experiences in the southwest Ohio market and his position as an independent director allow him to provide continued financial and regional business expertise to the Board, and that Mr. Sutermeister is qualified to continue to serve as a member of the Board.
Richard H. Finan is an attorney and has practiced law since 1959. Mr. Finan was a member of the Ohio General Assembly from 1973 until 2002 and served as President of the Ohio Senate from 1997 until 2002. Mr. Finan maintains a law practice in Cincinnati, Ohio, and since 2003 has also served as Of Counsel to the Columbus and Cleveland, Ohio law firm of Calfee, Halter and Griswold LLP. Mr. Finan previously served on the University of Dayton Board of Trustees.
Mr. Finan has practiced law over 50 years and served in the Ohio General Assembly over 30 years, and served in its highest ranks of leadership. The Board believes that the attributes, skills and qualifications Mr. Finn has developed through his education and experience in the legal field, his leadership experiences in government, as well as his business experiences in the southwest Ohio market allow him to provide continued legal and regional business expertise to the Board, and that Mr. Finan is qualified to continue to serve as a member of the Board.
Mary W. Sullivan has been an attorney with the Cincinnati, Ohio law firm of Peck, Shaffer & Williams LLP since 1980. Ms. Sullivan served as a director of Summit Mutual Funds, Inc. until December 2009, is a member of the Hamilton County Public Defender Commission and is a former member of the Ohio Elections Commission.

Ms. Sullivan has 30 years of experience practicing law and also has insight and experience in the financial sector based on her expertise representing clients in public finance projects and from her service as a director of Summit Mutual Funds, Inc. The Board believes that the attributes, skills and qualifications Ms. Sullivan has developed through her education and experience in the legal field, her knowledge and business experiences in the area of public finance, as well as her business experiences in the southwest Ohio market, allow her to provide continued legal and regional business expertise to the Board, and that Ms. Sullivan is qualified to continue to serve as a member of the Board.
Stockholder Nominations
Lenox Wealth Management, Inc. (“Lenox”) has nominated each of John C. Lame and Jason D. Long for election as a director of the Company at the Meeting. The nominations were made in accordance with Article II, Section 11 of our Amended and Restated Bylaws.
Lenox has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) indicating its intent to solicit proxies in support of the election of Mr. Lame and Mr. Long. We intend to oppose any effort by Lenox to elect Mr. Lame and Mr. Long as directors of the Company, including any proxy solicitation by Lenox, because the Board does not believe that their election would be in the best interests of the Company and its stockholders.
Mr. Lame and Mr. Long have NOT been endorsed by our Board. We are not responsible for the accuracy of any information provided by or relating to Lenox contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Lenox or any other statements that Lenox may otherwise make.
We estimate that through April 20, 2010, we have spent approximately $125,000 in connection with Lenox’s proxy solicitation. We estimate that, including the approximately $125,000 incurred to date, we will spend a total of approximately $200,000 in solicitation costs in opposing the proxy solicitation by Lenox. This estimate includes, among other things, attorneys fees, public relations fees, and printer costs incurred in connection with the preparation and filing of preliminary proxy materials with the SEC and the preparation of additional disclosures in the proxy statement as required by SEC rules governing proxy contests and additional proxy solicitation materials, and the fees of Georgeson. However, this estimate does not include the costs represented by salaries and wages of regular employees and officers of the Company and Franklin engaged in the solicitation process, costs we would normally incur in an uncontested director election or any costs associated with any potential litigation that may arise in connection with the proxy solicitation.
YOUR BOARD RECOMMENDS THAT YOU VOTE ON THE BLUE PROXY CARD FOR THE RE-ELECTION OF MR. KUNTZ AND MR. SIEMERS, AND THAT YOU DO NOT RETURN THE WHITE PROXY CARD.
Company Participants in the Solicitation
The participants, as such term is defined under SEC rules, in the Company’s proxy solicitation for the Meeting (the “Participants”) are: John J. Kuntz, Thomas H. Siemers, Mary W. Sullivan, Richard H. Finan, Steven R. Sutermeister, Daniel T. Voelpel, Gretchen J. Schmidt, John L. Nolting, J. Craig Rambo, Barry M. Windholtz, Lawrence J. Spitzmueller and Gregory W. Meyers. In addition to the foregoing Participants, the Company expects that proxies may be solicited by approximately five additional employees of the Company and/or Franklin in person or by telephone, mail, facsimile, e-mail or other electronic communication and various other communication methods, although these employees will receive no additional compensation for their efforts. Various other employees of the Company may provide administrative and clerical services in connection with the solicitation of proxies by the Board, but will receive no additional compensation for these services.
As discussed under the heading “Proxy Solicitation Costs,” we have also retained Georgeson to solicit proxies on the Company’s behalf. Georgeson may contact stockholders of the Company directly to solicit their proxies, and may use various methods of communication. Georgeson estimates that approximately 25 of its employees will be involved in its solicitation efforts.

The business address of each Participant who is a director of the Company is set forth under this heading “Nominees for Election and Incumbent Directors.” The business address for each of Mr. Voelpel, Ms. Schmidt, Mr. Spitzmueller and Mr. Meyers is 4750 Ashwood Drive Cincinnati, Ohio 45241, and their principal employment is with Franklin. Mr. Nolting, Mr. Rambo and Rev. Windholtz are directors of Franklin but not the Company. Certain information regarding Mr. Nolting, Mr. Rambo and Rev. Windholtz is set forth below.

		Positions held
Name and Business		with Franklin and	Director of Franklin
Address	Age (1)	Principal Occupation	Since
John L. Nolting 1572 Cohasset Drive Cincinnati, Ohio 45255	77	Director President, DataTech Services, Inc., computer services, Cincinnati, Ohio	1981
J. Craig Rambo 3700 Park 42 Drive Suite 190B Cincinnati, Ohio 45241	62	Director Chairman, McGill Smith Punshon Inc., architects, Cincinnati, Ohio	2009
Barry M. Windholtz 2501 Riverside Drive Cincinnati, OH 45202	56	Director Pastor, St. Rose Catholic Church, Cincinnati, Ohio	2006

(1)	As of March 25, 2010.
Information regarding the share ownership of each Participant is set forth under the heading “Ownership of Company Stock.” No Participant has been convicted within the last ten years in a criminal proceeding (excluding traffic violations and similar misdemeanors).
Arrangements Between the Company and the Participants
Except as is described in this Proxy Statement, to the best of our knowledge, neither any Participant nor any associate of any Participant is a party to any transaction or series of transactions since January 1, 2008 (i) to which we or any of our subsidiaries were or are to be a party, (ii) in which the amount involved exceeded $120,000, and (iii) in which any Participant or associate thereof had, or will have, a direct or indirect material interest. Furthermore, except as may otherwise be described in the Proxy Statement, to the best of our knowledge, no Participant or associate thereof has entered into any agreement or understanding with any person respecting any future employment by us or any of our affiliates or any future transaction to which we or any of our affiliates will be a party.
Except as may otherwise be described in this Proxy Statement, to the best of our knowledge, there are no contracts, arrangements or understandings between any of the Participants or any associate thereof within the past year with any person with respect to our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, or the giving or withholding of proxies. Except as may otherwise be described in this Proxy Statement, to the best of our knowledge, no Participant nor any associate thereof has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Meeting.

Participant Transactions in Company Securities
The following table lists all purchases and sales of our shares of common stock, which is our only outstanding security, by each Participant since April 14, 2008.

Participant	Date(s)	Number of Shares	Purchased/Sold
John J. Kuntz	4/20/10	5,000	Purchased
Thomas H. Siemers	4/23/09	2,500	Purchased
	6/01/09	1,668	Purchased
	6/26/09	1,805	Purchased
	8/04/09	1,544	Purchased
Richard H. Finan	—	—	—
Mary W. Sullivan	—	—	—
Steven R. Sutermeister	12/08/09	800	Purchased
	12/11/09	10	Purchased
	12/14/09	900	Purchased
	1/07/10	500	Purchased
	1/19/10	250	Purchased
Daniel T. Voelpel	4/21/08	31	Purchased
	7/21/08	53	Purchased
	10/20/08	17	Purchased
	1/20/09	28	Purchased
Gretchen J. Schmidt	—	—	—
John L. Nolting	—	—	—
J. Craig Rambo	—	—	—
Barry M. Windholtz	—	—	—
Lawrence J. Spitzmueller	—	—	—
Gregory W. Meyers	—	—	—
To our knowledge, no associate of any Participant has engaged in any transaction in our shares since April 14, 2008.
CORPORATE GOVERNANCE
Director Independence
The Board has determined that Mr. Finan, Ms. Sullivan and Mr. Sutermeister, who comprise a majority of the Board, are “independent directors” under NASDAQ independence standards. In determining their independence, the Board concluded that there are no relationships between such persons and the Company or Franklin that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determination, the Board determined that there are no relationships or transactions between the Company or Franklin and our independent directors that are not disclosed under Item 404 of SEC Regulation S-K. Mr. Siemers and Mr. Kuntz are not independent.

Meetings of the Board and Committees of the Company
Regular meetings of our Board are held quarterly. During the year ended December 31, 2009, the Board held a total of 18 regular and special meetings. All of the directors who served during 2009 attended at least 75% of the total meetings of the Board and meetings held by all committees on which he or she served during the year.
Nominating Committee. Our Nominating Committee is comprised of Mr. Finan, Ms. Sullivan and Mr. Sutermeister, each of whom is independent under applicable NASDAQ rules. The Nominating Committee met once during 2009. The Nominating Committee operates pursuant to a charter, which is available on our website, www.firstfranklin.com, under the “Investor Information” tab. More information on the Nominating Committee can be found under the heading “Director Nominations Process and Candidate Selection.”
Audit Committee. Our Audit Committee is also comprised of Mr. Finan, Mr. Sutermeister and Ms. Sullivan, each of whom is independent under SEC and NASDAQ rules applicable to audit committees. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met 12 times during 2009. The Board has determined that Mr. Sutermeister, the Chair of the Audit Committee, is a “financial expert” under SEC rules. The Audit Committee operates pursuant to a charter, which is available on our website, www.firstfranklin.com, under the “Investor Information” tab. A description of the duties of the Audit Committee can be found under the heading “AUDIT COMMITTEE REPORT” below.
We have no standing compensation committee and we do not pay compensation to any of our employees, which consist solely of our executive officers. All of the Company’s executive officers are also executive officers of Franklin, and are compensated by Franklin for their services. In accordance with NASDAQ rules, Mr. Finan, Ms. Sullivan and Mr. Sutermeister, our independent directors, oversee and approve the compensation paid by Franklin to our executive officers, including reviewing and approving the determinations of Franklin’s compensation committee as they relate to executive officer compensation. We have determined that a compensation committee for the Company is not necessary because the committee would be comprised of the same three independent directors who already oversee our executive compensation. Our entire Board oversees and approves the compensation paid to directors of the Company and Franklin.
Meetings of the Board and Committees of Franklin
Franklin’s board of directors includes the five directors of the Company, as well as John L. Nolting, J. Craig Rambo, Gretchen J. Schmidt and Barry M. Windholtz. Franklin’s board of directors holds regular monthly meetings, and during 2009 held a total of 17 regular and special meetings. All of Franklin’s directors who served during 2009 attended at least 75% of the total meetings of Franklin’s board of directors and meetings held by all committees on which he or she served. Franklin’s board of directors has standing Executive and Compensation Committees.
Executive Committee. Franklin’s Executive Committee consists of Franklin’s President and three other members of Franklin’s board of directors. Each member of Franklin’s board of directors, other than Franklin’s President, serves for a total of six months during the year on a rotating basis. This committee only meets as is necessary, and did not meet during 2009. Franklin’s Executive Committee exercises the power of Franklin’s full board of directors between regular meetings of Franklin’s board, and all of its actions are reviewed and ratified by Franklin’s full board.
Compensation Committee. Franklin’s Compensation Committee reviews and makes recommendations to Franklin’s board of directors regarding compensation of, and benefit programs involving, Franklin’s employees, including its executive officers. The determinations of Franklin’s Compensation Committee relating to executive officer compensation are reviewed and approved by the Company’s independent directors. The Compensation Committee is comprised of Messrs. Siemers, Finan, and Nolting and Ms. Schmidt. Messrs. Siemers and Kuntz and Ms. Schmidt do not participate in decisions or deliberations regarding their own compensation. Franklin’s Compensation Committee met twice during 2009.

Board Leadership Structure
Mr. Kuntz serves as both our Chairman and President and Chief Executive Officer, and the independent directors have determined that this structure is the most effective Board leadership structure for us at the present time, given the recent significant changes in the Company’s management. The independent directors believe that because as President and Chief Executive Officer, Mr. Kuntz is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, he is the director best qualified to act as Chairman of the Board.
The Board, however, believes that independent oversight of management is an important component of an effective board of directors. To this end, the Board and the independent directors have named Richard H. Finan to serve as Lead Independent Director. In this capacity, Mr. Finan presides over all meetings of the independent directors and over all executive sessions, coordinates with Mr. Kuntz on the preparation on Board meeting agendas and serves as a liaison between the Chairman and the other directors.
The Role of the Board in Risk Oversight
The Board is actively involved in oversight of risks that could affect the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board’s oversight is conducted primarily through the Audit Committee, but the full Board maintains responsibility for general oversight of Company risks. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management. The Board receives periodic reports from the Audit Committee regarding its considerations and actions. Additionally, because of management’s day-to-day involvement in the operations of the Company, the Board relies on management to manage risk, inform the Board of the material risks affecting the Company, and any changes in such risks. The Board receives periodic reports from officers responsible for oversight of particular risks within the Company. The Board believes this process enables the Board, the Audit Committee and management to coordinate the Company’s risk oversight to ensure that material risks are identified, evaluated, monitored and controlled.
Director Nominations Process and Candidate Selection
Our Nominating Committee oversees the nominations process and recommends to the Board a slate of director nominees. The members of the Nominating Committee are Mr. Finan, Ms. Sullivan and Mr. Sutermeister, each of whom is independent. The Nominating Committee’s charter sets forth the committee’s responsibilities regarding the nominations process.
Our Nominating Committee has not established a formal process for identifying and evaluating nominees due to the committee’s desire to approach the nominations process according to the composition of our Board at the time. However, the process for identifying and evaluating nominees is generally as follows: In the case of an incumbent director whose term of office is set to expire, the Nominating Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, and quality of performance. When searching for a new candidate, the Nominating Committee may look first to directors of Franklin who are not on the Company’s Board. The Nominating Committee will then either nominate incumbent directors for re-election, will nominate current directors of Franklin to serve on the Company’s Board or, if the Nominating Committee feels a new director is necessary or desirable, will use its network of contacts to compile a list of potential candidates. The Company historically has not used search firms to identify director candidates. The Nominating Committee then meets to discuss and consider each candidate’s qualifications and chooses the nominees by majority vote.

The Nominating Committee does not have any specific criteria that it believes nominees for election as directors of the Company must meet. However, the Nominating Committee generally looks for candidates who will be most effective in meeting the long term interests of the Company and our stockholders, who possess high personal values, integrity, and judgment, and who have an understanding of the environment in which the Company and Franklin do business. Factors such as community involvement, financial and business development expertise and business experience are all considered when evaluating potential nominees. While the Company does not have a formal diversity policy in selecting nominees for election, the Nominating Committee seeks to ensure that candidates represent a diverse set of viewpoints, knowledge and experience. The Nominating Committee wishes to promote this diversity within the membership of the Board as a whole. In the case of new director candidates, the Nominating Committee determines whether the nominee is “independent” and whether the new director must be independent for us to remain in compliance with NASDAQ listing requirements.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee Charter provides that the Nominating Committee will receive and evaluate candidates for director proposed by stockholders equally, and using the same criteria, as recommendations from our Board, the Nominating Committee, management or other sources. The Nominating Committee does not have any other policies or procedures regarding the consideration of stockholder candidate recommendations. Our lack of policies and procedures regarding stockholder recommendations is primarily due to the historical absence of such recommendations and the Board’s desire to evaluate such recommendations on a case-by-case basis.
A stockholder who wishes to make a recommendation for a director candidate should contact our Board in the manner described under the heading “Stockholder Communications with Directors.” Any stockholder wishing to make a formal nomination for a director candidate must follow the procedures set forth in Article II, Section 11 of our Amended and Restated Bylaws.
Processes and Procedures for Determining Director and Executive Officer Compensation
Each year in conjunction with Franklin’s annual budgeting process, management and Franklin’s Compensation Committee review thrift industry compensation survey information obtained from trade associations and the local Chamber of Commerce, as well as Franklin’s current compensation structure. Based upon this review, an overall compensation budget for Franklin is established and approved by Franklin’s board.
Based on this budget, Ms. Schmidt, Franklin’s President and Chief Executive Officer, recommends salary levels for Franklin’s other executives based upon her performance reviews of Franklin’s executive officers and salary information contained in the compensation surveys reviewed by the Compensation Committee. The Compensation Committee then reviews Ms. Schmidt’s recommendations and approves annual salaries for Franklin’s executive officers, taking into account any employment agreement between the officer and Franklin providing for a specified amount of compensation. Franklin’s Compensation Committee directly conducts Ms. Schmidt’s performance review and establishes her salary based on her performance, the compensation survey information available and the overall compensation budget.
In addition to their base salary, our executive officers receive allocations under the ESOP and Franklin’s 401(k) plan, both of which are described under the heading “Retirement Benefits.” Participation in these plans is not limited to executive officers, and all employees who meet specified eligibility requirements may participate. Also, our executive officers receive a limited amount of perquisites, such as car allowances and insurance benefits, which are considered by the Compensation Committee when determining salary levels and overall compensation.

Once Franklin’s Compensation Committee and board have determined executive officer compensation for the year, the compensation of our executive officers (including the determinations of Franklin’s Compensation Committee) is further reviewed and approved by the Company’s independent directors in accordance with NASDAQ rules.
Both the Company’s and Franklin’s director fees are set by the Company’s full Board, based on a review of director fees at comparably sized companies.
Director Compensation
The following tables set forth all compensation paid by the Company and Franklin to their directors during 2009, excluding Mr. Siemers, whose compensation as a director of the Company is included in the “Summary Compensation Table.” Neither Mr. Siemers nor Ms. Schmidt received director fees from Franklin in 2009. Mr. Rambo, who was appointed to Franklin’s board of directors in 2010, received no compensation in 2009 and is not included in the table below.

Director Compensation — First Franklin Corporation
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards	Awards	Compensation	Earnings	Compensation	Total (1)
Richard H. Finan	$7,500	—	—	—	—	—	$7,500
John L. Nolting	$7,500	—	—	—	—	—	$7,500
Mary W. Sullivan	$7,500	—	—	—	—	—	$7,500
John J. Kuntz	$7,500	—	—	—	—	—	$7,500

(1)	Consists solely of an annual cash retainer of $7,500, paid in five installments.

(2)	As of December 31, 2009, our directors had the following stock option holdings, all of which were fully vested and exercisable: Mr. Finan — 1,500 options; Mr. Nolting — 4,250 options; Mr. Kuntz — 750 options; and Ms. Sullivan — 3,000 options.

Director Compensation — The Franklin Savings and Loan Company
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)(2)	Awards	Awards	Compensation	Earnings	Compensation	Total (1)(2)
Richard H. Finan	$18,000	—	—	—	—	—	$18,000
John L. Nolting	$18,000	—	—	—	—	—	$18,000
Mary W. Sullivan	$18,000	—	—	—	—	—	$18,000
John J. Kuntz	$18,000	—	—	—	—	—	$18,000
Barry M. Windholtz	$18,000	—	—	—	—	—	$18,000
Steven R. Sutermeister	$3,000	—	—	—	—	—	$3,000

(1)	Consists solely of an annual cash retainer of $18,000, paid in equal monthly installments.

(2)	For Mr. Sutermeister, reflects pro rata payments of director fees due to his appointment to Franklin’s board of directors in November 2009.

Our directors receive $1,500 per quarter for their service to the Company, as well as an additional $1,500 payment at the time of each annual meeting of stockholders. Franklin’s directors receive an $18,000 annual retainer for their service, which is paid in equal monthly installments. The Company and Franklin only pay cash director fees and do not pay any other form of director compensation. Neither we nor Franklin pay meeting fees to our directors. Mr. Kuntz and Ms. Schmidt do not receive any fees for their service as directors of the Company or Franklin, as applicable. Our directors voluntarily waived payment of their director fees for the first quarter of 2010, and have indefinitely deferred the payment of fees for the second quarter of 2010.
Stockholder Communications with Directors
Any stockholder may communicate with our directors by mailing a written communication, addressed to the full Board, to an individual director, or to a group of directors at our address at 4750 Ashwood Drive, Cincinnati, Ohio 45241. All such communications will be reviewed by our Secretary and, except for communications clearly of a marketing nature, will then be forwarded to the full Board or to the specified director or group.
Director Attendance at the Annual Meeting
We expect all incumbent directors and nominees to attend each annual meeting of stockholders. Directors and nominees who cannot attend an annual meeting in person are expected to, if possible, attend telephonically or through other means of communication. Any director or nominee who cannot attend an annual meeting is expected to notify our Secretary of his or her inability to attend as far in advance of the annual meeting as possible. All of our then incumbent directors attended our 2009 Annual Meeting of Stockholders.
EXECUTIVE OFFICERS
The following information describes the business experience during the past five years of the executive officers of the Company and Franklin, other than Mr. Siemers, who retired as our President and Chief Executive in March 2010, and Mr. Kuntz, our current Chairman, President and Chief Executive Officer, each of whose experience is described under the heading “Proposal One — Election of Directors and Board Information.” Each officer is elected annually to serve at the pleasure of the Board or Franklin’s board of directors, as applicable. There are no arrangements or understandings between the persons named below and any other person pursuant to which such officers were elected.
Gregory W. Meyers, age 53, is a Vice President and the Chief Lending Officer of Franklin. Prior to joining Franklin in August 2004, Mr. Meyers served as Vice President, Manager of Mortgage Lending of First Financial Bank in Hamilton, Ohio. From 1993 to 1997, Mr. Meyers was Vice President of Commercial Real Estate and Mortgage Lending with The Huntington National Bank.
Gretchen J. Schmidt, age 53, has been the Secretary and Treasurer of the Company since its formation. She also serves as President, Chief Executive Officer and Vice Chairman and a director of Franklin, Vice President, Secretary and a director of Madison Service Corporation, Franklin’s wholly owned subsidiary, and the Secretary of DirectTeller Systems, Inc. Ms. Schmidt held a variety of part-time positions with Franklin between 1971 and 1978 and has held various full-time positions since 1978. Before becoming Franklin’s President and Chief Executive Officer in July 2006, Ms. Schmidt was Franklin’s Vice President of Operations and was responsible for branch operations and general corporate administration. Ms. Schmidt is the daughter of Mr. Siemers.

Lawrence J. Spitzmueller, age 52, joined Franklin in 1992 as Chief Compliance and Security Officer. He became Vice President for Residential Lending in April 2002, was named Vice President of Internal Audit and Compliance in 2003 and Corporate Secretary in 2006. Prior to joining Franklin, Mr. Spitzmueller was an enforcement attorney with the Office of Thrift Supervision.
Daniel T. Voelpel, age 62, has been Vice President and Chief Financial Officer of the Company since its formation, and also serves as Senior Vice President, Treasurer and Chief Financial Officer of Franklin, Treasurer of DirectTeller Systems, Inc., and Treasurer and a director of Madison Service Corporation. Mr. Voelpel has been an employee of Franklin since 1983.
Executive Compensation
The following table provides certain compensation information for Messrs. Siemers and Voelpel and Ms. Schmidt, our named executive officers. The table includes compensation paid by Franklin for all services rendered during the periods shown because the Company did not pay any compensation to its executive officers during such periods.

Summary Compensation Table
									Nonqualified
								Non-Equity	Deferred
Name and						Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Thomas H. Siemers	2009	$105,500	(1)	—		—	—	—	—	$19,602	(3)	$125,102
President, Chief	2008	$124,500	(1)	—		—	—	—	—	$20,015	(3)	$144,515
Executive Officer and Director of the Company; Chairman and Director of Franklin
Gretchen J. Schmidt	2009	$176,750		—		—	—	—	—	$22,858	(4)	$199,608
Secretary and	2008	$176,458		—		—	—	—	—	$21,277	(4)	$197,735
Treasurer of the Company; President, Chief Executive Officer and Director of Franklin
Daniel T. Voelpel	2009	$146,450		—		—	—	—	—	$19,278	(5)	$165,728
Vice President and	2008	$146,208		$2,750	(2)	—	—	—	—	$17,293	(5)	$166,251
Chief Financial Officer of the Company; Senior Vice President, Treasurer and Chief Financial Officer of Franklin

(1)	Includes cash director fees from the Company of $7,500 in each of 2009 and 2008.

(2)	Reflects a discretionary cash bonus paid to Mr. Voelpel.

(3)	Consists of contributions to Franklin’s 401(k) plan of $3,261 for 2009 and $3,813 for 2008, allocations to Mr. Siemers’ ESOP account with values of $5,650 in 2009 and $6,090 in 2008, life insurance premiums paid by Franklin of $2,792 for 2009 and $3,392 for 2008, and $7,899 in 2009 and $6,720 in 2008 for use of a company automobile.

(4)	Consists of contributions to Franklin’s 401(k) plan of $5,535 for 2009 and $5,519 for 2008, allocations to Ms. Schmidt’s ESOP account with values of $9,590 in 2009 and $8,814 in 2008, life insurance premiums paid by Franklin of $922 in 2009 and $402 in 2008, and $6,811 in 2009 and $6,542 in 2008 for use of a company automobile.

(5)	Consists of contributions to Franklin’s 401(k) plan of $4,595 in 2009 and $4,627 in 2008 allocations to Mr. Voelpel’s ESOP account with values of $7,962 in 2009 and $7,389 in 2008, life insurance premiums paid by Franklin of $1,823 in 2009 and $889 in 2008, and $4,898 in 2009 and $4,388 in 2008 for use of a company automobile.

Employment Contracts
Thomas H. Siemers. In October 2000, Franklin entered into a three-year employment agreement with Mr. Siemers. The agreement provides for a salary and performance review by Franklin’s board at least annually. After such review and prior to the expiration of each year of the agreement, Franklin’s board may extend the agreement for periods of one year each. The current expiration date of the agreement is March 31, 2012. As Mr. Siemers responsibilities have changed since his retirement as the President and CEO of Franklin in July 2006, his salary has been reduced to the current level of $89,000. In February 2010, Mr. Siemers voluntarily waived receipt of approximately $11,000 of his salary for 2010. The agreement also provides for inclusion of Mr. Siemers in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave. On April 1, 2010, Mr. Siemers retired from his officer positions with the Company and Franklin, although he will remain employed by Franklin as Special Advisor to Franklin’s board and his employment contract remains in effect.
Franklin may terminate the agreement at any time. In the event of termination by Franklin for “just cause,” as defined in the agreement, Mr. Siemers has no right to receive any compensation or other benefits for any period following such termination. In the event of a termination other than for “just cause” and not in connection with a “change of control,” as defined in the agreement, Mr. Siemers will be entitled to payment of an amount equal to his annual salary in monthly payments for a period of 36 months, plus benefits. The agreement further provides that in the event of a termination without just cause in connection with or within one year of a “change of control,” Mr. Siemers will be entitled to payment of an amount equal to three times his annual salary. The amount which would have been payable to Mr. Siemers in the event of a “change of control,” based upon his salary as of December 31, 2009, was $267,000.
John J. Kuntz. Franklin entered into an employment agreement with Mr. Kuntz. The employment agreement expires on March 31, 2013, but will be automatically renewed each year on April 1 for successive one-year terms unless either Franklin or Mr. Kuntz gives 30 days’ prior notice of non-renewal.
The employment agreement provides for an annual salary to Mr. Kuntz of $218,000 in the first year, $243,000 in the second year and $268,000 in the third year. For any additional one-year extension of the employment agreement, Mr. Kuntz’s salary will be reviewed and determined by Franklin’s board. The employment agreement also provides for inclusion of Mr. Kuntz in any employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave.
Franklin may terminate the agreement at any time. Upon the expiration of the agreement in accordance with its terms, or termination by Franklin upon Mr. Kuntz’s disability or “with cause,” as defined in the employment agreement, Mr. Kuntz will be entitled to receive his earned but unpaid salary, accrued vacation, accrued obligations under benefit plans and fringe benefits through the date of termination, but no compensation or other benefits for any period following such termination. In the event of a termination other than for “just cause” and not in connection with a “change-in-control,” as defined in the agreement, or by Mr. Kuntz “with good reason,” as defined in the agreement, Mr. Kuntz will also be entitled to payment of an amount equal to his annual salary in monthly payments for a period of 36 months, plus benefits. The agreement further provides that in the event of a termination without cause or by Mr. Kuntz with good reason in connection with or within one year of a “change-in-control,” Mr. Kuntz will be entitled to payment of an amount equal to 2.99 times his annual salary. Any voluntary termination by Mr. Kuntz in the 30 day period beginning on the six month anniversary of a change-in-control shall be deemed to be made with good reason.

Daniel T. Voelpel and Gretchen J. Schmidt. On August 10, 2006, Franklin entered into new employment agreements with each of Ms. Schmidt and Mr. Voelpel. These agreements were effective as of July 1, 2006, and had original terms of three years each, but these agreements have each been extended and have current expiration dates of March 31, 2013. The agreements provide for annual performance reviews by, in the case of Ms. Schmidt, Franklin’s board, and in the case of Mr. Voelpel, by Franklin’s board or Ms. Schmidt. The agreements provide for minimum annual base salaries of $175,000 for Ms. Schmidt and $145,000 for Mr. Voelpel, which may be increased in Franklin’s board’s discretion based on the results of the annual performance review. In March 2008, Ms. Schmidt’s salary was increased to $176,750 and Mr. Voelpel’s was increased to $146,450 and these salary levels remained unchanged for 2009 and 2010. The agreements also provide for vacation and sick leave, as well as participation by Ms. Schmidt and Mr. Voelpel in all formally established employee benefit, bonus and retirement plans maintained by Franklin.
Franklin may terminate either agreement at any time. If Franklin terminates an agreement for “just cause,” as defined in the agreement, Mr. Voelpel or Ms. Schmidt, as applicable, would have no right to receive any compensation or benefits under the agreement after the date of termination. If the termination is without “just cause” and not in connection with a “change of control,” as defined in the agreement, he or she will be entitled to receive payment of his or her annual salary for a period of 12 months after termination, plus benefits. If the termination is in connection with a “change of control,” Mr. Voelpel or Ms. Schmidt, as applicable, would be entitled to a payment of three times his or her annual salary. The amounts payable to Ms. Schmidt and Mr. Voelpel in the event they were terminated in connection with a “change of control,” based upon their salaries as of December 31, 2009, would be $530,250 and $439,450, respectively.
Stock Option Information
We did not grant any options to purchase shares of Company stock during 2009. The following table contains information regarding the number and value of unexercised options held by Messrs. Siemers and Voelpel and Ms. Schmidt at December 31, 2009. We have never granted, and do not have outstanding, any restricted stock, stock units or other equity-based awards.
Outstanding Equity Awards at Fiscal Year-End

Option Awards Made By the Company
			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying
	Options/	Options/	Unexercised	Option	Option
Name	Exercisable	Unexercisable	Unearned Options	Exercise Price	Expiration Date
Thomas H. Siemers	4,875	—	—	$22.42	03/01/10
Gretchen J. Schmidt	2,250	—	—	$12.81	03/01/10
	2,250	—	—	$7.75	03/01/11
	4,500	—	—	$10.14	03/01/12
	4,500	—	—	$13.73	03/01/13
	2,250	—	—	$17.67	03/01/14
	2,250	—	—	$20.38	03/01/15
Daniel T. Voelpel	2,250	—	—	$12.81	03/01/10
	3,750	—	—	$10.14	03/01/12
	4,500	—	—	$13.73	03/01/13
	2,250	—	—	$17.67	03/01/14
	2,250	—	—	$20.38	03/01/15

In connection with his appointment as the Chairman, President and Chief Executive Officer of the Company, on April 16, 2010, Mr. Kuntz was awarded 38,000 restricted options to purchase shares of our common stock. These options were granted under our 2002 Stock Option and Incentive Plan and had an exercise price of $0.01 per share. 5,000 of these options immediately vested and became exercisable, and were exercised by Mr. Kuntz. So long as Mr. Kuntz remains employed by the Company on the vesting date, the remaining options will vest and become exercisable as follows: (i) 8,000 options on March 31, 2011, if the average closing price of the Company’s shares is $9.00 or greater for the 20 trading days immediately preceding March 31, 2011, (ii) 10,000 options on March 31, 2012, if the average closing price of the Company’s shares is $10.00 or greater for the 20 trading days immediately preceding March 31, 2012, and (iii) 15,000 options on March 31, 2013, if the average closing price of the Company’s shares is $11.00 or greater for the 20 trading days immediately preceding March 31, 2013. If the options do not vest on their respective vesting dates, they will be forfeited.
Retirement Benefits
Employee Stock Ownership Plan. Franklin has established the ESOP for the benefit of its employees who are age 21 or older and who have completed at least one year of service. The ESOP provides an ownership interest in the Company to all eligible full-time employees of Franklin. ESOP shares are allocated among participants on the basis of compensation. Except for participants who retire, become disabled or die during a plan year, all other participants must have completed at least 1,000 hours of service in order to receive an allocation. Benefits under the ESOP become fully vested after five years of service.
401(k) Plan.  Participation in the 401(k) plan is open to substantially all full-time employees of the Company and its subsidiaries, including Franklin, who are age 21 or older and who have completed at least one year of service. Participants are permitted to contribute to the plan, and we make a minimum annual contribution of 3% of each employee’s taxable income to the 401 (k) plan. In addition, depending on our profits, we will consider making an annual profit sharing contribution to the 401 (k) plan. Each participant may allocate his or her contributions and Company contributions in specified investment options, which primarily consist of mutual funds.  At the participant’s option, his or her account may be distributed upon termination of employment, death or retirement, or retained in the current investments.
RELATED PERSON TRANSACTIONS
Franklin, like many financial institutions, makes loans to its officers, directors, and employees and their family members for the financing and improvement of their personal residences and consumer loans for other purposes. None of these loans involve more than the normal risk of collectability or present other unfavorable features and, except as set forth below, all such loans are made in the ordinary course of business on substantially the same terms and collateral as those available to the general public. Historically, Franklin has maintained a discount loan program for the Company’s offices, directors and employees and their family members. This program is available to all employees of Franklin. In 2007, participation in this program by directors of the Company and Franklin and their families was eliminated, although loans previously made under the program remain outstanding.
Currently, loans under the discount loan program have interest rates that are generally set at 1% over Franklin’s cost of funds, subject to adjustment to market rates in the event that employment or other service is terminated. The applicable interest rate on each such loan may be modified annually based on prevailing market rates in the discretion of the borrower. If the employment relationship or other service is terminated, the rate reverts to the contract rate for loans to such person and his or her family. Loan fees on mortgage loans are generally waived, except to the extent of direct loan origination expenses incurred by Franklin. Other loans are reviewed on an individual basis and any preferential treatment given is based on the employee’s length of service, work performance, and past credit history.

Set forth below is certain information as of February 28, 2010, regarding all loans made by Franklin to each of its and the Company’s current directors or executive officers which were granted at below market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $120,000 at any time since January 1, 2009:

							Market Interest
		Largest Amount					Rate at the Time of
	Nature of	Outstanding	Balance as of	Principal Paid	Interest Paid	Current	Origination /
Name	Indebtedness	Since 01/01/2009	2/28/2010	Since 01/01/2009	Since 01/01/2009	Interest Rate	Modification
John J. Kuntz	First mortgage —	$242,973	$236,563	$6,410	$12,601	4.500%	6.500%
	personal residence
Gretchen J. Schmidt	Line of credit	$94,989	$93,594	$1,395	$4,398	4.000%	6.000%
	First mortgage —	461,030	448,056	12,974	21,237	4.000	6.250
	personal residence
Lawrence J. Spitzmueller	First mortgage —	$132,169	$126,847	$5,322	$4,156	4.000%	5.875%
	personal residence
	Line of credit	19,390	18,637	7,987	892	4.000	6.000
Daniel T. Voelpel	First mortgage —	$83,272	$76,699	$6,574	$3,741	4.000%	5.750%
	personal residence
	Line of Credit	20,891	10,716	10,176	974	4.000	4.500
	Passbook loan	6,649	6,387	262	272	4.700	5.700
	Passbook loan	5,588	5,471	116	359	5.580	6.580
	Passbook loan	2,558	2,063	495	119	4.870	5.870
	Passbook loan	3,981	3,721	260	260	5.810	6.810
In addition to the loans described above, set forth below is certain information as of February 28, 2010, regarding all loans made by Franklin to immediate family members of its current directors or executive officers which were granted at below market rates and which, for any individual, resulted in an aggregate indebtedness to Franklin exceeding $120,000 at any time since January 1, 2009. This program was discontinued as to new loans during 2007.

							Market Interest
		Largest Amount					Rate at the Time of
	Nature of	Outstanding	Balance as of	Principal Paid	Interest Paid	Current	Origination /
Name	Indebtedness	Since 01/01/2009	2/28/2010	Since 01/01/2009	Since 01/01/2009	Interest Rate	Modification
Michael J. Finan (1)	First mortgage —	$142,112	$0	$142,112	$2,539	5.375%	6.250%
	personal residence
Christina M. Freese (2)	First mortgage —	$193,519	$188,794	$4,725	$9,766	4.375%	6.500%
	personal residence
	Line of Credit
Julie L. Gorsuch (1)	First mortgage —	$198,832	$191,621	$7,211	$12,261	5.375%	6.250%
	personal residence
Heidi J. Walsh (3)	Consumer loan	$4,378	$0	$4,378	$95	5.490%	7.490%
	First mortgage —	157,186	152,796	4,390	3,805	4.125	6.125
	personal residence
	Line of credit	30,283	29,926	358	2,025	5.414	6.000
Daniel J. Nolting (4)	First mortgage —	$394,172	$383,544	$10,627	$18,740	4.125%	6.000%
	personal residence
Christian A. Voelpel (5)	First mortgage —	$158,618	$0	$158,618	$3,812	4.125%	5.500%
	personal residence
	Line of credit	8,884	0	8,884	196	4.000	5.500
Jeffrey D. Voelpel (5)	First mortgage —	$144,189	$140,599	$3,589	$6,860	4.125%	5.875%
	personal residence

(1)	Mr. Finan’s child.

(2)	Mr. Spitzmueller’s stepdaughter.

(3)	Mr. Siemers’ daughter.

(4)	Mr. Nolting’s son.

(5)	Mr. Voelpel’s son.

We own a 51% interest in DirectTeller Systems, Inc. (“DirectTeller”), an Ohio corporation that markets computer software developed by DataTech Services, Inc. (“DataTech”) to financial institutions. Mr. Nolting, a director of Franklin, is the President and Chief Executive Officer of DataTech, which owns the remaining 49% interest in DirectTeller. Mr. Nolting serves as the director and President of DirectTeller, his son David Nolting serves as the Vice President and several officers of the Company also serve as officers of DirectTeller, none of whom receive any compensation from DirectTeller. DataTech does not receive a management fee for performing these services. From time to time DataTech has performed services for DirectTeller outside the scope of day to day operations and has received payments for doing so. No such services were provided by DataTech to DirectTeller in 2009. Our investment in DirectTeller was $50,000 at December 31, 2009.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our stock, to file reports of ownership and changes of ownership in our stock with the SEC. These persons are required by regulation to furnish us with copies of all Section 16 reports that they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16 reports required during the year ended December 31, 2009 were timely filed, except that (i) on August 11, 2009, Thomas H. Siemers filed a late Form 4 reporting purchases of 1,668 shares on June 1, 2009, 1,805 shares on June 26, 2009 and 1,544 shares on August 4, 2009, and (ii) on March 12, 2010, Steven R. Sutermeister filed (A) a late Form 3 upon his election as a director of Franklin to report holding no shares of the Company and (B) a Form 4 reporting purchases of 800 shares on December 8, 2009, 10 shares on December 11, 2009, 900 shares on December 14, 2009, 500 shares on January 7, 2010 and 250 shares on January 19, 2010.
PROPOSAL TWO — RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Clark Schaefer conducted the independent audit of our financial statements for the year ended December 31, 2009, and the Audit Committee has selected Clark Schaefer as our independent registered public accounting firm for the 2010 fiscal year. Although we are not required by our governing documents or Delaware law to seek stockholder ratification of our auditors, our Board and the Audit Committee believe it is desirable to do so. If the selection of Clark Schaefer is not ratified, the Audit Committee will reconsider its selection. If the selection of Clark Schaefer is ratified, the Audit Committee, in its discretion, may nonetheless select a different independent registered public accounting firm any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

The Audit Committee and our Board request and recommend that our stockholders ratify the selection of Clark Schaefer as our independent registered public accounting firm for the 2010 fiscal year. Management expects that a representative of Clark Schaefer will be present at the Meeting, and that such representative will be available to respond to appropriate questions and will have an opportunity, if desired, to make a statement.
Your Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the selection of Clark Schaefer as our independent registered public accounting firm for the 2010 fiscal year.
Audit and Non-Audit Fees
The following table presents fees we paid to Clark Schaefer for the audit of our annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Clark Schaefer during those periods.

	Year Ended	Year Ended
Type of Fees	December 31, 2009	December 31, 2008
Audit fees (1)	$120,405	$91,650
Audit related fees (2)	7,815	1,175
Tax fees (3)	13,440	5,890
All other fees (4)	—	5,000

Total fees	$141,660	$103,715

(1)	These are fees for professional services performed by Clark Schaefer for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, such as addressing regulatory issues and internal audit questions.

(3)	These are fees for professional services performed by Clark Schaefer with respect to tax compliance, tax advice, and tax planning, such as the preparation of federal, state, and local tax returns.

(4)	These are fees for any other work that is not included in any of the above categories, such as the review of our business plan and strategies.
Under the terms of its charter, our Audit Committee must pre-approve all services to be performed by our independent registered public accounting firm. During 2009, our Audit Committee approved in advance all services provided to us by Clark Schaefer.
Audit Committee Report
Our Audit Committee is comprised of Messrs. Finan and Sutermeister and Ms. Sullivan, all of whom our Board has determined are “independent” under NASDAQ Rule 5605(a)(2) and SEC Rule 10A-3. In addition, our Board has determined that Mr. Sutermeister is a “financial expert” under SEC rules. The Audit Committee is responsible for overseeing our accounting functions and controls, as well as engaging an accounting firm to audit our financial statements.

The Audit Committee received and reviewed the report of Clark Schaefer regarding the results of their audit, as well as the written disclosures and the letter from Clark Schaefer required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee regarding independence. The Audit Committee reviewed and discussed the audited financial statements with our management. A representative of Clark Schaefer also discussed with the Audit Committee the independence of Clark Schaefer from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. Discussions between the Audit Committee and the representative of Clark Schaefer included the following:
•	Clark Schaefer’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Clark Schaefer’s retention

•	Whether Clark Schaefer encountered any difficulties in performing the audit

•	Clark Schaefer’s judgments about the quality of our accounting principles

•	Clark Schaefer’s responsibilities for information prepared by management that is included in documents containing audited financial statements
Based on its review of the financial statements and its discussions with management and the representative of Clark Schaefer, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the SEC.
Submitted by the Audit Committee of the Board:
Richard H. Finan                    Mary W. Sullivan
John J. Kuntz (Audit Committee Member until March 1, 2010)
PROPOSAL THREE — STOCKHOLDER PROPOSAL
In accordance with SEC rules and regulations, the following stockholder proposal (the “Proposal”) has been submitted by Lenox for inclusion in this Proxy Statement. The Proposal is presented in this Proxy statement as it was received from Lenox, and the references to “we” in the Proposal are to Lenox and not the Company. The Board is making no voting recommendation to our stockholders regarding the Proposal, for the reasons set forth in the Board’s statement following the Proposal.
The Proposal
RESOLVED: That the stockholders of First Franklin Corporation (the “Corporation”) request that the board of directors, in compliance with applicable law, take the steps necessary to declassify the Corporation’s board of directors into one class subject to election each year and to establish annual elections of directors. The implementation of this proposal shall be carried out in a manner that does not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.
Supporting Statement
As the primary avenue for stockholders to influence corporate governance policies and management’s implementation of those policies, the ability to elect directors is the single most important use of the stockholder franchise. Accordingly, directors should be accountable to stockholders on an annual basis.

The Corporation’s board is currently divided into three classes, with approximately one-third of all directors elected annually to three-year terms. We believe that classification of the board, which results in only a portion of the board being elected annually, is not in the best interests of the Corporation and its stockholders. This is why we are sponsoring this proposal which, if implemented, would eliminate the Corporation’s current classified board structure and require each director to stand for election annually.
If the Corporation were to declassify its board, it would be a strong statement that the Corporation is committed to good corporate governance and long-term financial performance. The Corporation recently announced a net loss of $911,000 ($0.54 per basic share) for the third quarter 2009 and a net loss of $644,000 ($0.38 per basic share) for the nine months ended September 30, 2009. In addition, the market price of one share of the Corporation’s common stock on December 4, 2009 was $7.50, down $10.00 per share from a three year high of $18.19 on February 27, 2007. We seek to improve this performance and ensure the Corporation’s continued viability through this structural reorganization of the board. If passed, stockholders would have the opportunity to register their views on the performance of the board collectively and of each director individually at each annual meeting.
Evidence indicates that stockholders generally favor declassified boards and that a classified board is an entrenching mechanism that is negatively correlated with company performance. See “What Matters in Corporate Governance?” Bebchuk, Cohen & Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). Proposals urging annual elections of directors received, on average, over 66% of the vote in recent years, and according to RiskMetrics Group dozens of companies — including Procter & Gamble, Pfizer, Dell, Hasbro and Sprint — have recently sought and received stockholder approval to declassify their boards.
We believe that electing each director annually is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interests of stockholders.
WE URGE YOUR SUPPORT FOR THE PROPOSAL TO REPEAL THE CLASSIFIED BOARD AND ESTABLISH THAT ALL DIRECTORS BE ELECTED ANNUALLY.
Statement of the Board Regarding the Proposal
Your Board is making no voting recommendation regarding the Proposal.
Under the Company’s Certificate of Incorporation, as amended, the Board is divided into three classes, with equal or as close to equal as possible numbers of directors in each class. At each annual meeting, our stockholders elect directors in one of the three classes to serve a three-year term. Although the Board believes that there are valid reasons for the Company to retain the classified board structure, the Board desires to obtain a stockholder vote concerning the classified Board without a Board recommendation.
Approval of the Proposal would not automatically eliminate our classified Board structure, which is provided for in our Certificate of Incorporation, as amended. Any amendment to declassify the Board must be recommended by two-thirds of our directors, and subsequently approved by the holders of two-thirds of our then outstanding shares of common stock. The Board will consider the stockholder vote with respect to the Proposal, which is in the form of a request, in deciding whether to initiate actions intended to result in the annual election of all directors.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
Stockholder Proposals Pursuant to Rule 14a-8. In order to be considered for inclusion in the proxy materials distributed to our stockholders for the 2011 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 must be received by us no later than December 21, 2010. Written requests for inclusion should be addressed to First Franklin Corporation, Attn: Secretary, 4750 Ashwood Drive, Cincinnati, Ohio 45241. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.
Other Stockholder Proposals. With respect to any other stockholder proposal, the proxy card for our 2011 Annual Meeting of Stockholders will grant the named proxies the authority to vote in their discretion on any matters raised at the 2011 Annual Meeting, without mention of the matter in the proxy materials for the meeting, unless the proponent (i) notifies us of such proposal no earlier than February 14, 2011, nor later than March 16, 2011, and (ii) complies with any applicable requirements set forth in SEC Rule 14a-4.
DELIVERY OF ANNUAL MEETING MATERIALS
TO STOCKHOLDERS AT THE SAME ADDRESS
The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports and proxy statements) to households. This method of delivery, often referred to as “householding,” would generally permit us to send a single annual report and a single proxy statement to any household at which two or more different stockholders reside if we believe the stockholders share the same address, so long as the stockholder(s) have not opted out of the householding process after receiving appropriate notice that we have instituted householding. Each stockholder would continue to receive a separate notice of any meeting of stockholders and a separate proxy card. We have not instituted householding, but we may do so in the future. If we choose to do so, we will notify registered stockholders who will be affected by householding at that time.
Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which shares of our common stock are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our 2009 Annual Report to Stockholders or if you wish to revoke householding and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.
ADDITIONAL INFORMATION
Certain information in this Proxy Statement regarding Lenox, Mr. Lame and/or Mr. Long is based on publicly available information filed by them. Although we have no reason to believe that the information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information. Further, the Company and the Board take no responsibility for the accuracy or completeness of information contained in Lenox’s proxy statement and other materials provided by Lenox.
Some of the statements in this Proxy Statement may constitute “forward-looking statements,” which for this purpose include all statements that are not of historical facts. The actual future financial performance of the Company could differ materially from those anticipated by these forward-looking statements.

OTHER MATTERS
Our Board is not aware of any business to come before the Meeting other than the matters described in this Proxy Statement. However, if any other matter properly comes before the Meeting, the holders of the proxies will act upon such matter in their best judgment.

By Order of the Board of Directors:

Cincinnati, Ohio	John J. Kuntz
April 20, 2010	Chairman, President and Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals —
The Board of Directors recommends a vote “FOR” the nominees listed below and “FOR” the ratification of the selection of the Company’s independent registered public accounting firm. The Board of Directors is making no voting recommendation regarding the stockholder proposal.
+
1. The election of two directors for terms expiring in 2013:

	For	Withhold		For	Withhold

01 - John J. Kuntz	☐	☐	02 - Thomas H. Siemers	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. The ratification of the selection of Clark, Schaefer, Hackett & Co. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.	☐	☐	☐	3. The stockholder proposal regarding declassifying the Company’s Board of Directors.	☐	☐	☐
In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
 B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X 0 2 5 5 4 1 2	+
          016LYB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — FIRST FRANKLIN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS June 14, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Richard H. Finan, Mary W. Sullivan and Steven R. Sutermeister, or any of them, with full power of substitution and resubstitution, to act as proxy or proxies for the undersigned to vote all shares of common stock of First Franklin Corporation (the “Company”) that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders (the “Meeting”) to be held on June 14, 2010, at the corporate office of the Company located at 4750 Ashwood Drive, Cincinnati, Ohio 45241, at 3:00 p.m. local time and at any and all adjournments thereof, as indicated on the reverse.
The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of Notice of the Meeting, a Proxy Statement dated April 20, 2010, and a copy of the 2009 Annual Report to Stockholders.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE BOARD’S DIRECTOR NOMINEES AND “FOR” RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF YOU DO NOT INSTRUCT HOW YOU WISH YOUR SHARES TO BE VOTED ON THE STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD, YOUR PROXY WILL NOT BE VOTED ON THAT PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
This proxy shall be deemed terminated and of no further force and effect if the undersigned attends and votes in person at the Meeting, submits a later-dated proxy or Internet or telephonic vote, or a written revocation to the Company prior to the commencement of voting at the Meeting.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(To be signed on the reverse side)